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HURON CONSULTING GROUP INC.

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Huron Consulting Group Inc. Supplemental Proxy Materials

for the Annual Meeting of Shareholders to be Held on May 4, 2018

April 25, 2018

Dear Shareholder:

We are requesting your support on our Say-On-Pay proposal (Proposal No. 2), at our 2018 Annual Meeting of Shareholders. In addition to the information presented in the Compensation Discussion and Analysis (CD&A) section of Huron’s 2018 Proxy Statement, we are providing this supplemental shareholder communication to:

(i)	address how our Compensation Committee manages our executive compensation programs;

(ii)	highlight changes to the executive compensation program that have already been implemented for fiscal 2018; and

(iii)	further clarify compensation decisions made based on fiscal 2017 performance.

We believe our compensation program relies on a strong pay-for-performance standard as evidenced by the significant portion of NEO pay that is at-risk. Our compensation program is further strengthened by our comprehensive compensation governance policies aimed at enhancing long-term shareholder alignment. Moreover, every year since the inception of Say-On-Pay in 2012, over 98% of the shareholder votes have been in favor of our named executive officer compensation.

Fiscal 2017 Performance Highlights

The pace and breadth of change across many industries and businesses, including our largest industry vertical, Healthcare, has never been more significant. The resulting impact at nearly all of our clients has been disruptive, with many clients seeking to transform themselves to redefine their paths for long-term success.

We recognize that the past few years have also been challenging for Huron and our shareholders. This challenge continued in 2017, driven by further revenue declines in our Healthcare segment. While we are disappointed in our overall financial performance in 2017, we made significant progress during the year toward repositioning Huron for a return to organic growth.

•	Healthcare: The changes we made throughout 2017 to accelerate the operational turnaround of our Healthcare business have positioned us to be more responsive to changing market conditions. We have developed more flexible delivery models to better equip the Healthcare business to compete across a dramatically larger number of clients and a wider spectrum of engagement sizes and durations.

•	Education: The Education segment achieved another year of solid organic growth in 2017, driven by strong performance in our technology and strategy and operations businesses. We remain well positioned for continued growth in this segment as higher education institutions are focused on responding to changes in student expectations and increased public scrutiny.

•	Business Advisory: The Business Advisory segment now comprises four businesses: (i) our enterprise solutions and analytics (ES&A business); (ii) legacy business advisory business; (iii) strategy and innovation business; and (iv) life sciences business. On a full-year basis, the Business Advisory segment grew 37 percent year-over-year, driven by our acquisitions of Pope Woodhead and Innosight, which strengthened our international footprint and contributed nearly $44 million in revenues in 2017, and organic growth, from our ES&A business.

•	Among other Company-wide initiatives, we have:

•	Increased the level of collaboration across all of our service lines to capitalize on our competitive advantages in our core industries. Our professionals are leveraging our core competencies and deep expertise in new and creative ways that are resonating with our clients as they confront the challenges of their own rapidly changing and highly competitive environment.

•	Continued to invest in our cloud-based technology services for long-term growth and we believe we are well positioned to continue increasing our scale in our cloud offerings as demand for our services remains strong.

Strategic Transformation: How We are Pivoting for Sustainable Long-term Growth

We do not accept our recent performance as the new normal for our business. Since the sale of Huron Legal in 2015, we have been shaping Huron into a more integrated, competitive operating business, and, in 2017, we took the next step in this evolution.

•	New 5-Year Enterprise-Level Strategy. During 2017, we developed a plan to achieve our vision for Huron through a new, Board of Directors endorsed, five-year enterprise-level strategy. We believe we have the right management team, portfolio of services and market differentiation to become the premier transformation partner for our clients. Our strategy sets out to further unlock the value that we believe exists across our Company, building on our competitive advantage of cross-practice collaboration, combining our competencies in strategy, operations, technology, and analytics with our deep industry expertise. Our employees have embraced our new, unified sense of purpose and our well-defined strategic roadmap as we strive to drive long-term shareholder value through sustainable organic growth and increased profitability.

•	Focus on Improving Margins. We are highly focused on improving our profitability and believe 2018 will be a baseline from which we can sustainably grow our margins consistent with our long-term financial objectives. To achieve these objectives, we plan to further leverage our existing corporate platform and manage our cost structure, consistent with our strategic priorities.

•	Beyond leveraging corporate SG&A, we believe we can also expand our margins at the segment level. We are focused on managing our portfolio of offerings, investing in areas that generate the highest return, and enhancing the profitability of our more mature offerings. We are continuously innovating our delivery models, driving increased flexibility and efficiency in the way we operate.

•	In the near term, leveraging our strong cash flow, we will deploy capital to pay down our outstanding debt. However, our strategy remains that we will continue to enhance long-term shareholder value through strategic investment and capital deployment.

•	In addition, we have made – and will continue to make – investments in our business to accelerate organic growth.

We are enthusiastic about our prospects in 2018 as we begin to execute our strategy. We are focused on returning Huron to sustainable organic growth and increased profitability consistent with the high expectations that we share with our investors.

Strong Pay-for-Performance Compensation Philosophy Aligned with Our Business Strategy

Our Compensation Committee has maintained that our compensation programs should support the business strategy and be strongly linked to performance that ultimately drives shareholder value creation and the performance that drives that value creation. The Committee’s 2017 compensation decisions reflect its intention and desire to maintain strong alignment between pay and performance.

•	Shareholder Alignment. The NEO compensation programs are designed to motivate and reward performance in the long-term best interests of shareholders.

•	Our NEO actual incentive payouts as a percent of target have reflected the Company’s underperformance against its financial goals, which is also reflected in our TSR. On average, our NEO annual incentive has paid out at 47% of target over the past three years.

•	Our long-term incentive payouts have averaged 18% of target over the past three years.

•	Highly Performance-Based and At-Risk Compensation. A substantial portion of the compensation of our NEOs is performance based and at risk; actual payouts vary in line with and are based on the Company’s financial and operational performance.

•	On average, 80% of our CEO’s, and 69% of our other NEOs’ total compensation is at risk and tied to financial and operational performance measures.

•	70% of the NEOs’ long-term incentive awards are based on quantitative financial performance.

•	Performance Metrics and Rigor of Goals Support Corporate Strategy and Long-term Growth. Our NEOs’ incentive awards are tied to a variety of metrics – including financial, strategic and operational – that are drivers of shareholder value. The Compensation Committee continues to align NEO compensation program with Huron’s strategic priorities that will drive long-term shareholder value creation through sustainable organic growth and increased profitability.

•	The performance goals are established early in the year after a rigorous review of many factors, including but not limited to, business plan, investor expectations, level of challenge/stretch, and probability of achievement.

•	Our 2017 Revenue target, which we did not achieve and for which no payout was earned, reflected a 9% increase over our 2016 actual performance.

•	While our EBITDA goal for 2017 was lower than the prior year, it was reflective of the changing marketplace in our higher margin Healthcare segment with significantly less performance-based fee opportunities compared to prior years and a changing mix of business as growth in our relatively lower margin Education and Business Advisory practices outpaced Healthcare. The challenging nature of our EBITDA goal was confirmed by our ability to achieve only threshold performance under this measure.

•	The 2017 Strategic Objectives set by the Committee for the NEOs were deliberate and focused on our continued evolution, including: executing the transformation of the Healthcare practice to effectively compete in a market environment characterized by smaller, discrete engagements, while driving innovation and technology to advance our competitive position; integrating two significant acquisitions with immediate accretive value, implementing a cohesive technology strategy; and creating meaningful firmwide/cross-practice collaboration, all of which are imperative to positioning Huron for growth. It is in recognition of these transformative actions that our Compensation Committee determined that the performance on the 2017 Strategic Objectives achieved a 125% of target payout.

•	2018 NEO Compensation Program Design Changes Reflect Ongoing Transformation. The Compensation Committee approved several changes as described under “2018 Compensation Program Enhancements.”

•	Market Competitive Pay. We deliver competitive total compensation generally targeted at the median of the peer group (+/-15%) to our NEOs.

2018 Compensation Program Enhancements

Continuing its emphasis on ensuring our NEO compensation programs are aligned with our business strategy and shareholder expectations, the Committee approved a number of changes to the NEO compensation programs for 2018. These include:

•	Replacing the Revenue measure in the annual incentive program with Organic Revenue Growth

•	Incorporating a second measure – Revenue Growth – in the determination of the performance for the PSUs, as a complement to Adjusted EPS

•	Using a 3-year measure of performance for the PSUs, replacing our prior annual performance measurement approach

•	No increases to target pay levels, with the exception of Mr. Kelly, as we work to close the gap between his compensation since promotion with that of the competitive market

•	Reviewed the peer group and replaced larger peers with smaller peers to better reflect Huron’s relative size

•	Created greater specificity and focus in the establishment of goals related to Strategic Objectives

Pay is Aligned with Performance

The alignment of our NEOs’ compensation with Company performance is shown in the table below, which illustrates our executives’ pay at target to pay actually realized.

•	Executives actually realized only 60% of the target 2017 annual incentive and only remain eligible to vest in 28% of the targeted long-term incentive award value, depending on 2019 Adjusted EPS performance.

•	We have not achieved our EPS goals in each of the last three years, with NEOs earning only a 52% of target payout for 2016, and no payout for 2015 or 2017.

	2017 Target				2017 Realized
NEO	Base Salary	Annual Incentive	Long-Term Incentive	Total Compensation	Base Salary	Annual Incentive	Long-Term Incentive	Total Compensation	as a % of Target
James Roth	$900,000	$990,000	$2,699,973	$4,589,973	$900,000	$595,980	$907,896	$2,403,876	52%
Mark Hussey	$743,750	$743,750	$2,312,472	$3,799,972	$743,750	$451,500	$777,595	$1,972,845	52%
John Kelly	$323,333	$226,333	$344,197	$893,863	$323,333	$136,955	$115,740	$576,028	64%
Diane Ratekin	$400,000	$200,000	$460,003	$1,060,003	$400,000	$120,400	$154,681	$675,081	64%

•	The majority of the unrealized value is in the form of unearned PSUs under our long-term incentive program. For illustration, the table below compares Mr. Roth’s targeted long-term values and realizable values for the prior three years.

Grant Year	Grant Date Fair Value Roth LTI	Realizable Value as of 4/16/18[1] Roth LTI[2]
2015	$2,662,934	$357,764
2016	$1,939,930	$947,534
2017	$2,699,973	$907,896
3-Year Total	$7,302,837	$2,213,194
Realizable as a % of Grant Value		30%

1 - Using 4/16/18 closing price of $39.25.

2 - Assumes historical average payout percentage of 18% of target for unvested tranches.

Proxy Advisory Firm Recommendations

In keeping with prior years, Glass Lewis once again recommended that shareholders vote in accordance with our Board’s recommendation to support our Say-On-Pay Proposal. Moreover, the proxy advisory firm was complimentary of the structural changes we implemented under the long-term incentive program for fiscal 2018. However, ISS unexpectedly recommended voting “Against” the proposal.

ISS Quantitative Model Scores the Company Favorably in Two of Three Tests. Despite ISS concluding that it found misalignment of our CEO pay and performance, according to the firm’s quantitative model, we received a Low concern rating on the one-year look back, Multiple of Median, and five-year look back, Pay to TSR Alignment tests. The proxy advisory firm’s three-year look back test, Relative Degree of Alignment, on which we did not receive a favorable concern rating, relies exclusively on granted pay. Moreover, the ISS selected peer group that is utilized under this test is based on the firm’s proprietary methodology, can vary from year to year, and companies like Huron are unable to preview the ISS peer group until the final ISS Research Report is published.

Despite its negative recommendation, ISS cited the following positive program features:

•	Annual incentive largely based on pre-set financial goals (we believe in transparency with shareholders and provide clear disclosure on metrics, goals weights and achievements).

•	Long-term incentive awards are predominantly based on financial performance.

•	Majority of performance-based awards forfeited due to below threshold performance.

•	Beginning in 2018, long-term incentives will utilize a 3-year performance period.

•	Our strong compensation governance best practices to further mitigate compensation risk:

•	No single-trigger CIC benefits

•	Clawback policy

•	Anti-hedging/Anti-pledging policies

•	Stock ownership guidelines

The Compensation Committee believes that the 2017 compensation realized by our NEOs appropriately recognized that both (i) our NEOs pivoted the Company’s strategies with transformational initiatives and accomplishments in an extremely challenging environment that is rapidly evolving and (ii) our stock price performance was negative. Moreover, the Committee’s commitment to align management’s interests with that of shareholders is demonstrated by our strong historical Say-on-Pay results and secondly reinforced by the numerous positive changes to the executive pay program beginning in 2018.

Your vote is important to us.

We request that you vote “For” proposal 2, in support of our “Say-on-Pay.”